Exhibit 99.1

        Affirmative and Vesta Announce Exercise of Over-Allotment Option

    ADDISON, Texas and BIRMINGHAM, Ala., July 26 /PRNewswire-FirstCall/ -- Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) and Vesta Insurance Group, Inc. (NYSE: VTA) today announced that the underwriters of Affirmative's initial public offering have exercised in full their over-allotment option to purchase an additional 1,225,500 shares to be offered to the public at $14.00 per share, the initial public offering price.

    The underwriters purchased 663,000 additional shares of common stock from Affirmative for net proceeds of approximately $8.6 million. Including the proceeds from the over-allotment, Affirmative's net proceeds from the offering were approximately $65.3 million, after deducting estimated offering expenses.

    The underwriters also purchased 562,500 additional shares of common stock from Vesta for net proceeds of approximately $7.3 million, bringing Vesta's total net proceeds from the offering to $55.4 million, after deducting estimated offering expenses. Following the exercise of the over-allotment option, Vesta beneficially owns approximately 42.9% of Affirmative's outstanding common stock.

    Piper Jaffray & Co. served as lead manager and sole book-runner of the offering. Co-managers for the offering were William Blair & Company, L.L.C., Sandler O'Neill & Partners, L.P. and Raymond James & Associates, Inc. Copies of the final prospectus to the offering may be obtained from Piper Jaffray & Co., 800 Nicollett Mall, Minneapolis, MN 55402-7020.

    Affirmative Insurance Holdings, Inc., headquartered in Addison, Texas, is a growing producer and provider of non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois and California.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.


    The United States Securities and Exchange Commission declared a registration statement relating to these securities effective on July 9, 2004. The public offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



SOURCE  Vesta Insurance Group, Inc.; Affirmative Insurance Holdings, Inc.
    -0-                             07/26/2004
    /CONTACT: Michael Russell, Investor Relations of Affirmative Insurance Holdings, Inc., +1-972-728-6300, or mike.russell@affirmativeholdings.com ; or Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or clambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA AFFM)

CO:  Vesta Insurance Group, Inc.; Affirmative Insurance Holdings, Inc.
ST:  Alabama, Texas
IN:  FIN INS
SU:  OFR